OMNICELL, INC. EXECUTIVE BONUS PLAN

OBJECTIVES: The objectives of this Omnicell, Inc. Executive Bonus Plan (“Executive Bonus Plan”), effective for performance periods commencing on or after January 1, 2024, are to:

1) Drive earnings predictability and revenue growth;

2) Drive execution of operating plan and strategic objectives; and

3) Motivate and inspire Executives (as defined below) to contribute at peak performance levels.

ELIGIBILITY: Executive Officers (as that term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended) (“Executives”) who are employed full-time by Omnicell, Inc. (“Omnicell”) during the applicable performance period are eligible to participate in the Executive Bonus Plan; provided, however, that if an Executive is hired after the fifteenth day of the second month of the relevant quarter, or is no longer employed by Omnicell as of the last day of the relevant quarter or fiscal year, the Executive will not be eligible to participate in the Executive Bonus Plan for such quarter or fiscal year, as applicable.

BONUS FUNDING: The Executive Bonus Plan will fund based on the extent to which the Company achieves Corporate Financial Target(s) approved by the Compensation Committee of the Board of Directors (the “Committee”) for the applicable performance period. The Corporate Financial Targets may have a threshold, target and maximum funding range set at the beginning of the applicable performance period that, upon attainment, will determine the percentage of funding for such performance period. Performance periods and the terms for such performance period may be set on an annual or quarterly basis or such other basis as determined by the Committee.

STRATEGIC GOALS: The Committee, at its discretion, may set strategic incentive goals, applied to each Executive or any subset thereof, and that may be utilized as a bonus influencer mechanism, reducing or increasing an Executive’s actual cash bonus.

INCENTIVE TARGET: An Executive’s Incentive Target will be established by the Committee and expressed as either a fixed dollar amount or a percentage of the Executive’s base salary.

PAYMENT SCHEDULE AND FORM: An Executive’s bonus under the Executive Bonus Plan will typically be paid on a quarterly basis after the Committee has determined the achievement level of the Corporate Financial Target(s) for the applicable performance period.  The Committee may determine, at its discretion, whether the bonus for a particular performance period is paid in cash, equity or any combination thereof. Unless subject to a deferral election under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any bonus payable under the Executive Bonus Plan shall be paid as soon as practicable following the conclusion of the applicable performance period, but in any event no later than two and a half months following the conclusion of the fiscal year in which the bonus was earned, and each payment under the Executive Bonus Plan will be treated as a separate payment for purposes of Section 409A of the Code.

BONUS COMPONENTS:

BONUS FUNDING: The Corporate Financial Target(s) are one or more targets set at the discretion of the Committee on either a quarterly or annual basis that are intended to drive the Company towards desired outcomes regarding overall corporate performance and may include metrics, including but not limited to: profitability; sales success; expense controls; operating income/expense/margins; or such other targets as identified by the Committee. The Corporate Financial Target(s) set by the Committee may include a threshold, target and maximum funding range. Actual results will be compared to the Corporate Financial Target(s) to determine the percentage of funding achieved. The funding ranges may include a threshold, target and maximum payout level that will typically range from 0% and 200% of the Executive’s Incentive Target for the applicable performance period.

Strategic Goals(s): The Strategic Goals(s) are one or more goals set at the discretion and determination of the Committee for an applicable performance period that the Committee may utilize to enhance or drive desired performance to a particular strategic objective.

OMNICELL, INC. EXECUTIVE BONUS PLAN

Incentive Payout: The Incentive Payout is based on Bonus Funding and achievement of goals tied to the corporate operating plan and Strategic Goals.  This payout is achieved by meeting the quarterly and/or annual individual objectives as approved by the Committee.

DIRECTION AND ADMINISTRATION
•The Committee may adjust the percentage weightings, including Bonus Funding or Individual Incentive Target, within the Executive Bonus Plan to redirect behavior based on changes in the economic environment, immediate needs of the Company, changes in long-term strategies and individual career growth and development throughout the fiscal year. The Committee may alter the incentive payout (including by eliminating the incentive payout) based on achievement of publicly announced targets, product milestones, strategic goals, cross functional teamwork and collaboration, unforeseen changes in the economy and/or geopolitical climate, and any other factors deemed relevant by the Committee.
•The Committee reserves the right to make changes to or terminate the Executive Bonus Plan at any time.
•Prior to payment, no award under the Executive Bonus Plan shall be transferable other than by will, the laws of descent and distribution. Any attempt to transfer or otherwise dispose of an award shall be null and void.
•The Company shall deduct from all payments made under the Executive Bonus Plan to an Executive (or, in the event of the Executive’s death, to the Executive’s beneficiary or estate, as applicable) any Federal, state or local taxes required by law to be withheld with respect to such payments. Participants shall be solely responsible for all other taxes associated with the amounts payable under an award or the Executive Bonus Plan.
•This Executive Bonus Plan shall be unfunded and constitutes an unvested promise by the Company to make payments in accordance with the terms of the Executive Bonus Plan. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Executive Bonus Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.
•The provisions of the Executive Bonus Plan shall not give any Executive any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, the Executive Bonus Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Executive’s employment at any time. The Executive Bonus Plan shall not replace any contract of employment between the Company and any Executive, but shall be considered a supplement thereto. The Executive Bonus Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Executive may be or become eligible to participate by reason of employment with the Company.
•The Executive Bonus Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws.
•The amounts paid under this Executive Bonus Plan are subject to forfeiture, recovery by the Company or other action pursuant to the terms of the award or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the Omnicell, Inc. Policy on Recoupment of Incentive Compensation, or as otherwise required by law.